EXHIBIT 99.1
                                                                    ------------



[GRAPHIC OMITTED]
[LOGO - SPECTRASITE
Getting Networks On Air]

CONTACTS:     Tabitha Zane                      George Sard
              SpectraSite                       Citigate Sard Verbinnen
              919-466-5492                      212-687-8080
              tabitha.zane@spectrasite.com      sgard@sardverb.com


                        SPECTRASITE EXTENDS TENDER OFFERS

CARY, NORTH CAROLINA, JUNE 19, 2002 - SpectraSite Holdings, Inc. (Nasdaq:Site) today announced that it has extended its tender offers to purchase a portion of its outstanding 10.75% Senior Notes due 2010, 12.50% Senior Notes due 2010, 12.00% Senior Discount Notes due 2008, 11.25% Senior Discount Notes due 2009 and 12.875% Senior Discount Notes due 2010 (collectively, the "Notes").

The Company has extended the expiration date of each of the tender offers until 5:00 p.m., New York City time, on June 26, 2002, unless further extended. Tendered Notes may be withdrawn at any time prior to the expiration date.

As of the close of business on June 19, 2002, $40.9 million principal amount of 10.75% Notes, $18.4 million principal amount of 12.5% Notes, $16.8 million principal amount at maturity of 12% Notes, $9.5 million principal amount at maturity of 11.25% Notes and $1.2 million principal amount at maturity of 12.875% Notes had been validly tendered, representing Notes with an aggregate purchase price of approximately $38.7 million.

As previously reported, certain holders of the Notes have commenced a lawsuit in the United States District Court for the District of Delaware seeking, among other things, to enjoin the Company from consummating its cash tender offers. A hearing on the plaintiffs' request for a temporary restraining order is scheduled to take place the afternoon of Friday, June 21.

The terms and conditions of each tender offer are set forth in the Company's Offers to Purchase, dated May 20, 2002 and as supplemented on June 12, 2002, and the accompanying Letter of Transmittal, as both may be further amended. The consummation of the tender offers are subject to certain conditions which are described in the Offers to Purchase and the accompanying Letter of Transmittal. Subject to applicable law, the Company may, in its sole discretion, waive any condition applicable to any tender offer at any time prior to the expiration date or extend or otherwise amend any tender offer.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to any Notes. The tender offers may only be made pursuant to the terms of the Offers to Purchase and the accompanying Letter of Transmittal (as both may be amended).

                                     (MORE)

Goldman, Sachs & Co. is acting as dealer manager and D.F. King & Co., Inc. is the information agent in connection with the tender offers. Copies of the Offers to Purchase and related documents may be obtained from the information agent at
(800) 431-9633 or (212) 269-5550. Additional information concerning the terms of the tender offers may be obtained by contacting the dealer manager at (800) 828-3182.

ABOUT SPECTRASITE HOLDINGS, INC.

SpectraSite Holdings, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. The Company also is a leading provider of outsourced services to the wireless communications and broadcast industries in the United States and Canada. At March 31, 2002, SpectraSite owned or managed approximately 20,000 sites, including 8,015 towers primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers and broadcasters, including AT&T Wireless, ABC Television, Cingular, Nextel, Paxson Communications, Sprint PCS, Verizon Wireless and Voicestream.

SAFE HARBOR

THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY MAY CONTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING SPECTRASITE'S FUTURE EXPECTATIONS, FINANCIAL AND OPERATING PROJECTIONS, PLANS AND STRATEGIES, IN PARTICULAR REGARDING THE FUNDING OF THE NEW TERM NOTES, THE CONSUMMATION OF THE DEBT TENDER OFFERS, THE OUTCOME OF THE LITIGATION RELATING TO THE TENDER OFFERS, AND THE IMPACT OF THESE AND RELATED TRANSACTIONS ON THE COMPANY AND ON THE COMPANY'S EXPECTED REVENUE, EBITDA, CAPITAL EXPENDITURES AND CASH AND NON-CASH CHARGES. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES. THE COMPANY WISHES TO CAUTION READERS THAT CERTAIN FACTORS MAY IMPACT THE COMPANY'S ACTUAL RESULTS AND COULD CAUSE RESULTS FOR SUBSEQUENT PERIODS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY OR ON BEHALF OF THE COMPANY. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO (I) THE CLOSING CONDITIONS FOR EACH OF THE TENDER OFFERS AND THE COMPANY'S RIGHT TO TERMINATE, MODIFY OR AMEND ANY TENDER OFFER, (II) THE OUTCOME OF THE LITIGATION RELATING TO THE TENDER OFFERS, (III) MARKET CONDITIONS AND THEIR IMPACT ON THE TENDER OFFERS, (IV) SPECTRASITE'S SUBSTANTIAL CAPITAL REQUIREMENTS AND LEVERAGE, EVEN AFTER THE CONSUMMATION OF THE TRANSACTIONS DESCRIBED IN THIS RELEASE, (V) THE COMPANY'S DEPENDENCE ON DEMAND FOR WIRELESS COMMUNICATIONS AND RELATED INFRASTRUCTURE, (VI) COMPETITION IN THE COMMUNICATIONS TOWER INDUSTRY, INCLUDING THE IMPACT OF TECHNOLOGICAL DEVELOPMENTS AND (VII) FUTURE REGULATORY ACTIONS AND CONDITIONS IN ITS OPERATING AREAS. THESE AND OTHER IMPORTANT FACTORS ARE DESCRIBED IN MORE DETAIL IN ITEM 1A "RISK FACTORS" OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 AND IN THE COMPANY'S OTHER SEC FILINGS AND PUBLIC ANNOUNCEMENTS. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENTLY OCCURRING EVENTS OR CIRCUMSTANCES.

                                       ###